August 3, 2000

Envirosource, Inc.
1155 Business Center Drive
Horsham, PA 19044

Gentlemen:

         You have asked me, as General Counsel of Envirosource, Inc., a Delaware corporation ("Company"), to render my opinion regarding certain matters in connection with a Registration Statement on Form S-8 ("Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 covering 500,000 shares ("Shares") of the Common Stock, par value $0.05 per share, of the Company issuable pursuant to the Envirosource, Inc. 1999 Stock Option Plan ("Plan").

         I have examined, or caused to be examined, the Certificate of Incorporation and By-laws of the Company, as amended to date, the records of its corporate proceedings, the Plan, the Registration Statement and such other documents as I have deemed necessary in connection with the opinion hereinafter expressed.

         Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued and outstanding, fully paid and nonassessable shares of the Company's Common Stock.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                              Very truly yours,


                                                              /s/ Leon Z. Heller
                                                              Leon Z. Heller